UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)
                         INFORMATION TO BE INCLUDED IN
               STATEMENTS FILED PURSUANT TO RULE 13d-1(b), (c),
                        AND (d) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13d-2(b)



                          THE PRINCETON REVIEW, INC.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, $.01 par value per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   742352107
-------------------------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2001
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)
     / / Rule 13d-1(c)
     /X/ Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 742352107               SCHEDULE 13G                          Page 1



________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:


      SGC Partners II LLC ("SGC Partners II")
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,428,061
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,428,061
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      3,428,061
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      12.6%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)


     00
________________________________________________________________________________

CUSIP No. 742352107                SCHEDULE 13G                          Page 2



________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:


     SG Merchant Banking Fund L.P. ("SG Merchant Banking Fund")
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,428,061
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,428,061
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



      0/1/
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                          [X]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      0
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)


     HC
________________________________________________________________________________


/1/ SG Merchant Banking Fund disclaims beneficial ownership of the shares held by SGC Partners II.

CUSIP No. 742352107               SCHEDULE 13G                          Page 3



________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:


     SG Capital Partners LLC ("SG Capital Partners")
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,428,061
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,428,061
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      0/2/
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                          [X]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      0
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)


     HC
________________________________________________________________________________


/2/ SG Capital Partners disclaims beneficial ownership of the shares held by SGC Partners II.

CUSIP No. 742352107                SCHEDULE 13G                          Page 4



________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:


     SG Cowen Securities Corporation ("SG Cowen")
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,428,061
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,428,061
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      0/3/
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                          [X]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      0
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)


     HC
________________________________________________________________________________


/3/ SG Cowen disclaims beneficial ownership of the shares held by SGC Partners II.

                                 SCHEDULE 13G



Item 1(a).        Name of Issuer:

                  The Princeton Review, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2315 Broadway
                  New York, New York 10024

Item 2(a).        Name of Persons Filing:

                  The filers of this Schedule 13G are SGC Partners II, SG Merchant Banking Fund, SG Capital Partners and SG Cowen. The sole member of SGC Partners II is SG Merchant Banking Fund; the general partner of SG Merchant Banking Fund is SG Capital Partners; and the managing member of SG Capital Partners is SG Cowen. See Row 1

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  For each of SGC Partners II, SG Merchant Banking Fund, SG Capital Partners and SG Cowen:

                  1221 Avenue of the Americas
                  New York, New York 10020

Item 2(c).        Citizenship:

                  See Row 4

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.01 par value per share

Item 2(e).        CUSIP Number:

                  742352107

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

        (a)       [ ]   Broker or dealer registered under Section 15 of the
                        Exchange Act.

        (b)       [ ]   Bank as defined in section 3(a)(6) of the Exchange Act.

        (c)       [ ]   Insurance company as defined in Section 3(a)(19) of
                        the Exchange Act.

        (d)       [ ]   Investment company registered under Section 8 of
                        the Investment Company Act.

        (e)       [ ]   An investment adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E);

        (f)       [ ]   An employee benefit plan or endowment fund in
                        accordance with Rule 13d-1(b)(1)(ii)(F).

        (g)       [ ]   A parent holding company or control person in
                        accordance with Rule 13d-1(b)(1)(ii)(G).

        (h)       [ ]   A savings association as defined in Section 3(b) of
                        the Federal Deposit Insurance Act.

        (i)       [ ]   A church plan that is excluded from the definition of
                        an investment company under Section 3(c)(14) of the Investment Company Act.

        (j)       [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:  See Rows 5 - 8

         (b)      Percent of Class:  See Row 11

         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: See Row 5

                  (ii)  shared power to vote or to direct the vote: See Row 6

                  (iii) sole power to dispose or to direct the disposition
                        of: See Row 7

                  (iv) shared power to dispose or to direct the disposition of: See Row 8

Item 5.           Ownership of Five Percent or Less of a Class.

                  N/A

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  N/A

Item 8.           Identification and Classification of Members of the Group.

                  N/A

Item 9.           Notice of Dissolution of Group.

                  N/A

Item 10.          Certifications.

                  N/A

                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

February 14, 2002                               SGC PARTNERS II LLC

                                                By:   /s/ V. FRANK POTTOW
                                                      ------------------------
                                                      Name:   V. Frank Pottow
                                                      Title:  Managing Director


                                                SG MERCHANT BANKING FUND L.P.

                                                By:   /s/ V. FRANK POTTOW
                                                      ------------------------
                                                      Name:   V. Frank Pottow
                                                      Title:  Vice President


                                                SG CAPITAL PARTNERS LLC

                                                By:   /s/ V. FRANK POTTOW
                                                      ------------------------
                                                      Name:   V. Frank Pottow
                                                      Title:  Managing Director


                                                SG COWEN SECURITIES CORPORATION

                                                By:   /s/ V. FRANK POTTOW
                                                      ------------------------
                                                      Name:   V. Frank Pottow
                                                      Title:  Managing Director